VOTING AGREEMENT

     This Voting Agreement (this "Agreement") is entered into as of May ____, 2001, by and among BellSouth Enterprises, Inc., a Georgia corporation ("BellSouth"), Fernando J. Espuelas ("Espuelas") and Jack C. Chen (together with Espuelas, the "Founders").

         WHEREAS, the Founders are the founders of StarMedia Network, Inc., a Delaware corporation ("StarMedia"), and collectively own approximately ______% of the issued and outstanding shares of common stock, par value $0.001 per share, of StarMedia;

         WHEREAS, concurrently with the execution of this Agreement, StarMedia is entering into that certain Securities Purchase Agreement (the "Securities Purchase Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Securities Purchase Agreement), dated as of the date hereof, by and among StarMedia, BellSouth and certain other investors set forth therein (collectively, the "Investors");

         WHEREAS, pursuant to the terms of Section 3.1 of the Securities Purchase Agreement, for so long as BellSouth owns at least 5% of the issued and outstanding Common Stock of StarMedia (calculated as though all shares of Preferred Stock are converted into Common Stock), upon written request by BellSouth, StarMedia may be required to cause the election of, and to thereafter retain in office until such time as BellSouth owns less than 5% of the then issued and outstanding Common Stock (calculated as provided above), a representative designated by BellSouth (a "BellSouth Representative") as a member of its Board of Directors; and

         WHEREAS, to facilitate StarMedia's ability to fulfill its obligations to BellSouth under Section 3.1 of the Securities Purchase Agreement, and thereby enable the Investors to enter into the Securities Purchase Agreement, the parties desire to enter into this Agreement.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties do hereby covenant and agree as follows:

         1. Voting Agreement. Each Founder hereby agrees that during the term of this Agreement, upon written notice from StarMedia that BellSouth has designated a BellSouth Representative for election to its Board of Directors, he will vote all of his shares of capital stock of StarMedia in favor of the election of the BellSouth Representative to the Board of Directors of StarMedia at any meeting of the stockholders of StarMedia at which directors are elected.

         2. Term. This Agreement shall terminate on the date that BellSouth owns less than 5% of the issued and outstanding Common Stock (calculated as though all shares of Preferred Stock are converted into Common Stock), and thereafter this Agreement shall be of no further force or effect and there shall be no liability on the part of any party with respect thereto except that nothing herein will relieve any party from liability for any prior breach hereof.



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3. Miscellaneous.

               a. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York without giving effect to any conflict of laws provisions.

               b. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

               c. Notices. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to BellSouth or to the Founders at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

                      If to BellSouth:  BellSouth International, Inc.
                                        1100 Peachtree Street, N.E., Suite 1000
                                        Atlanta, Georgia 30309
                                        Attention:  Jeffrey A. Dickerson
                                        Tel: (404) 249-2621
                                        Fax: (404) 249-0775
                                        E-mail: jeffrey.dickerson@bellsouth.com

                      If to Fernando J. Espuelas:
                                        Fernando J. Espuelas
                                        c/o StarMedia Network, Inc.
                                        75 Varick Street
                                        New York, NY 10013
                                        Tel: (212) 905-8200
                                        Fax: (212) 905-8420

                      With a copy to:   Justin Macedonia
                                        StarMedia Network, Inc.
                                        75 Varick Street
                                        New York, NY 10013
                                        Tel: (212) 905-8440
                                        Fax: (212) 905-8420

                      If to Jack C. Chen:
                                        Jack C. Chen
                                        c/o StarMedia Network, Inc.
                                        75 Varick Street
                                        New York, NY 10013
                                        Tel: (212) 905-8200
                                        Fax: (212) 905-8420

                      With a copy to:   Justin Macedonia
                                        StarMedia Network, Inc.
                                        75 Varick Street
                                        New York, NY 10013
                                        Tel: (212) 905-8440
                                        Fax: (212) 905-8420

                  d. Counterparts. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.



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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


BELLSOUTH ENTERPRISES, INC.


By: ______________________________     __________________________________
Name: ___________________________      Fernando J. Espuelas
Title: ____________________________



                                       __________________________________
                                       Jack C. Chen